UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 28, 2008

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a material definitive agreement

On July 28, 2008, CME Media Enterprises B.V. (“CME”), a wholly owned subsidiary of Central European Media Enterprises Ltd., entered into a Master Share Purchase Agreement with Top Tone Holdings Limited (“Top Tone Holdings”) to acquire an 80% indirect interest in TV2, which operates a national terrestrial network in Bulgaria, and Ring TV, which operates a sports cable channel (collectively, the “TV2 Group”) for cash consideration of approximately $172 million. The purchase price is subject to adjustment at completion for movements in working capital and debt as well as a holdback to cover potential undisclosed liabilities.

CME will acquire an 80% interest in Top Tone Media S.A. (“Top Tone Media”) and Zopal S.A. (“Zopal”) from Top Tone Holdings.  Top Tone Media owns 100% of TV2 Ltd. and operates the TV2 channel.  Zopal owns 100% of LG Consult Ltd. (“LGC”); and LGC owns 88.7% of Ring-SV AD, which operates Ring TV.  It is expected that LGC will acquire the remaining 11.3% of Ring TV prior to completion. LGC also owns and operates Radio Mila and holds other minor cable, terrestrial and internet assets.

In connection with this acquisition, CME will also enter into a consulting agreement with Krassimir Guergov, a well know media entrepreneur in Bulgaria who will continue to provide his expertise and advice for the development of TV2, Ring TV and the other broadcasting properties of CME in Bulgaria. Mr. Guergov is entitled by contract to the economic benefits that accrue to Top Tone Holdings and Equip Limited (which owns 10% of Top Tone Media).

The transaction documents also grant Top Tone Holdings and Equip Limited the right to put their aggregate 20% interest in Top Tone Media to CME and grant Top Tone Holdings the right to put its 20% interest in Zopal to CME, in each case from the fifth anniversary of the completion of the transaction. In addition, CME has the right to call a 14% interest in Top Tone Media from Top Tone Holdings and Equip Limited and a right to call a 14% interest in Zopal from Top Tone Holding from the fifth anniversary of the completion of the acquisition.  Both the put price and the call price will be determined by an independent valuation.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: July 28, 2008	/s/ Wallace Macmillan

Wallace Macmillan
Chief Financial Officer